Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of United States Cellular Corporation of our report dated February 25, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2019 Annual Report to Shareholders, which is incorporated by reference in United States Cellular Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
December 18, 2020